EXHIBIT 16.1



November 22, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Loudeye Corp.(copy attached), which we understand will be filed with the Commission as part of the Company's Form S-1 Registration Statement dated November 22, 2004. We agree with the statements concerning our Firm in such Form S-1 Registration Statement. PricewaterhouseCoopers, LLP ("PWC") makes no comment whatsoever on the current status of the material weaknesses identified or to any remedies applicable thereto.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP